EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                           Year Ended December 31
                                           ------------------------------------
                                           1995          1994          1993
                                           ----          ----          ----
PRIMARY:
Average shares outstanding                  2,528,121    2,499,204    2,488,139
Net effect of dilutive stock options -
  based on the treasury stock method
  using average market price                   19,666        9,702        7,167
                                           ----------   ----------   ----------
                                            2,547,787    2,508,906    2,495,306

Net income                                 $    7,565   $    6,643   $    6,007
  Less: Preferred Dividends Declared           (1,066)      (1,078)      (1,078)
                                           ----------   ----------   ----------
Adj. Net Income                            $    6,499   $    5,565   $    4,929

Per share amount                           $     2.55   $     2.22   $     1.98


FULLY DILUTED:
Average shares outstanding                  2,528,121    2,499,204    2,488,139
Net effect of dilutive stock options -
  based on the treasury stock method
  using average market price or period-
  end market price, whichever is higher        29,061       10,608       10,223
Assumed conversion of $1.50 Preferred
  Stock Series A-1                            794,905      803,420      803,420
                                           ----------   ----------   ----------
                                            3,352,087    3,313,232    3,301,781

Net income                                 $    7,565   $    6,643   $    6,007

Per share amount                           $     2.26   $     2.01   $     1.82
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